SHARE EXCHANGE AND REORGANIZATION AGREEMENT

This Share Exchange and Reorganization Agreement (the "Agreement"), dated as of January 30, 2017, by and between:

First Capital Venture Holdings Co., a newly formed Delaware corporation, as the successor issuer public company to a reorganization and a triangular merger (the "Reorganization") pursuant to Section 251(g) of the Delaware General Corporation Law ("DGCL"),

SND Auto Group Inc., previously a Wyoming Corporation (as the successor issuer being herein referred to as "First Capital Holdings" or the "Company", as the predecessor issuer being herein referred to as "SND Auto Group Inc." and as the surviving subsidiary "SND Auto Group Holdings"),

SND Holding Company, Inc., a newly formed Delaware corporation,

First Capital Venture Co., a Florida corporation,

Sign N Drive Auto Mall, Inc. ("Sign N Drive") as the holder of a convertible promissory note dated June 2, 2015 (the "Promissory Note"), the original face value of which was $1,850,000 (less certain sales of portions of that promissory note sold to third parties) issued by a predecessor of SND Auto Group, Inc.,

H & B Family Trust,

Kevin L. Hagen and

Eli Taieb

RECITALS

A. SND Auto Group Inc. was incorporated in the state of Wyoming and is now incorporated in Delaware.

B. First Capital Holdings is a Delaware corporation organized on January 30, 2017, as a precursor to a triangular merger pursuant the Section 251(g) of the Delaware General Corporation Law ("DGCL") by and among SND Auto Group Inc., having redomiciled from Wyoming, now as a Delaware corporation, SND Holding Company, Inc., a Delaware corporation and First Capital Venture Holdings Co., a Delaware corporation. First Capital Holdings has authorized capital stock of Five Hundred Million (500,000,000) shares of common stock, $0.00001 par value ("First Capital Holdings Common Stock"), of which 145,912,685 shares are issued and outstanding, not counting the unissued reserved shares; Twenty Million (20,000,000) shares of Preferred Stock authorized with the designations to be clarified and modified, including: "Series A Preferred Stock," "Series C Preferred Stock," and "Series D Preferred Stock," with no "Series B Preferred Stock" authorized. The authorized preferred stock includes 1,000,000 shares designated as "Series A Preferred Stock," $0.00001 par value, of which none are issued and outstanding; 3,000,000

shares designated as "Series C Preferred Stock," $0.00001 par value, of which none are issued and outstanding; 2,000,000 shares designated as "Series D Preferred Stock," $0.00001 par value, of which less than one share (0.46) is issued and outstanding; 7,000,000 shares designated as "Series E Preferred Stock," $0.00001 par value, of which none are issued and outstanding. There are no other options, warrants or other rights outstanding for the issuance of any First Capital Holdings (or SND) common or preferred stock except as set forth herein. The designations shall be clarified prior to Closing.

C. First Capital Venture Co. is a privately held corporation organized under the laws of the State of Florida On February 27, 2015. First Capital Venture Co. has authorized capital stock of 100 shares, with no par value per share specified, none of the shares have been authorized for the issuance as common stock or preferred stock (such shares being hereinafter referred to as the "First Capital Venture Co. Stock"). Of such shares, all 100 shares are issued to Kevin L. Hagen.

D. The respective Boards of Directors of each company to this Agreement have deemed it advisable and in the best interests of First Capital Holdings and First Capital Venture Co. and their respective shareholders that First Capital Venture Co. be acquired by First Capital Holdings, pursuant to the terms and conditions set forth in this Agreement.

E. As part of the acquisition of First Capital Venture Co., the parties recognize and agree that in order to accommodate the acquisition and provide the percentage of ownership required by the shareholders and the board of directors of First Capital Venture Co. and in order to ensure a reasonable trading price for the Company's common stock, which the board of directors feel is necessary in order for the Company to achieve its goals, that it is in the best interest of the Company and its shareholders for First Capital Holdings to not effect any reverse split of its common stock, at this time.

F. H & B Family Trust shall convey all of its shares in First Capital Venture Co., consisting of 49,673,890 shares of Company common stock (the "H & B Shares"), having no other shares, to Kevin L. Hagen, for $5000.

G. First Capital Holdings and First Capital Venture Co. propose to enter into this Agreement which provides, among other things, that all of the outstanding shares of First Capital Venture Co. Stock be acquired by First Capital Holdings in exchange for an aggregate of (following all of the transactions, assignments, pre- and post- closing actions described herein): (1) an aggregate of 90% of the voting control of First Capital Holdings Common Stock, minus the H & B Shares, calculated post-issuance, to take the form of preferred stock, to be hereafter determined (the "Control Stock"), such that this 90% will be inclusive of common shares being acquired from H & B Family Trust, but calculated post-issuance.

H. The Control Stock shall be issued in exchange, to the persons and in the amounts as set forth in Exhibit B and as described more fully below.

I. The share exchange as described in the preceding two paragraphs shall precede the notification of the Financial Industry Regulatory Authority ("FINRA") of the DGCL 251(g) Reorganization, to be effected.

J. Following the DGCL 251(g) Reorganization, the execution of this Agreement and completion of the transactions contemplated herein, SND Holding Company, Inc., a Delaware corporation shall be spun-off to the shareholders of record, preferably those of record immediately prior to the transactions described herein at the expense of SND Holding Company, Inc. Upon Closing, the shares of SND Holding Company, Inc., shall be transferred into escrow with SCT pending distribution to the shareholders of record immediately prior to the transactions described herein and completion of the spin-off. Thereafter, First Capital Holdings will retain no interest in SND Holding Company, Inc.

K. The parties desire the transaction to qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, the parties hereto make the following promises, covenants, representations, warranties and agreements:

All of the above recitals are incorporated herein by this reference as if fully restated.

1. *Pre-Closing Actions of SND Auto Group, Inc., First Capital Holdings, Sign N Drive Auto Mall, Inc.* Either prior to or immediately upon execution of this Agreement and prior to the Closing Date as set forth herein, First Capital Holdings shall undertake the following actions:

(a) The Board of Directors of SND Auto Group, Inc., a Wyoming corporation shall change domiciles of the corporation to the State of Delaware.

(b) Prior to Closing but with the moment of effectiveness to be simultaneous with Closing, the Board of Directors of SND Auto Group, Inc., a Delaware corporation shall establish two entities, SND Holding Company, Inc., a Delaware corporation and First Capital Venture Holdings Co., a Delaware corporation. SND Holding Company, Inc., will become the wholly owned subsidiary of the Company, and First Capital Venture Co., a Florida corporation will become the wholly owned subsidiary of SND Holding Company, Inc. Prior to Closing, the documentation for the aforementioned entities shall be prepared for the purposes of effecting the reorganization of the corporations pursuant to the DGCL 251(g) Reorganization. In accordance with the requirements of DGCL, and in particular, the provisions of DGCL 251(g), First Capital Venture Holdings Co., a Delaware corporation will become the parent corporation, successor to SND Auto Group, Inc. and become the publicly traded company; and SND Auto Group, Inc. will merge with and into SND Holding Company, Inc.; whereupon SND Holding Company, Inc. shall survive as a wholly owned subsidiary of First Capital Venture Holdings Co., a Delaware corporation (SND Auto Group, Inc., shall be merged out of existence with SND Holding Company, Inc. holding the assets and liabilities of SND Auto Group, Inc.). Simultaneously with the incorporation of the two aforementioned subsidiaries and the DGCL 251(g) Reorganization, First Capital Venture Co., a Florida corporation, the shareholders of First Capital Venture Co., a Florida corporation and First Capital Venture Holdings Co., a Delaware corporation shall enter into this Reorganization and Exchange Agreement, whereupon First Capital Venture Co., a Florida corporation shall become a wholly owned subsidiary of First Capital Venture Holdings Co., a Delaware corporation

(c) The Board of Directors of First Capital Holdings shall unanimously approve and deliver to Securities Counselors, Inc. (in its capacity as the "Escrow Agent") in escrow: (a) resolutions with respect to the approval of the Transactions set forth herein; (b) resolutions containing the appointment of anyone designated by Kevin L. Hagen, Esquire for appointment to the Board of Directors; (c) letters of resignation addressed to the Board of Directors of First Capital Holdings for all of its officers and directors, if and to the extent directed by Kevin L. Hagen; and (d) the acceptance of the resignations of the officers and directors of First Capital Holdings. In each case, all resolutions and resignations shall be notarized.

(d) The Board of Directors of SND Auto Group, Inc., a Delaware corporation, and/or First Capital Venture Holdings Co., a Delaware corporation (the choice of such entity approval based on counsel's discretion) shall have approved this Agreement and authorized the issuance of shares of the common stock of First Capital Venture Holdings Co., a Delaware corporation as provided for herein.

(e) Sign N Drive Auto Mall, Inc. shall have irrevocably agreed to exchange issue 49% of its common stock (calculated on a post-issuance basis), or alternatively Charles Vaccaro shall have irrevocably agreed to exchange 49% of his Sign N Drive Auto Mall, Inc. common stock to Eli Taieb for $25,000, payable at Closing. Immediately thereafter, Sign N Drive Auto Mall, Inc. shall liquidate or otherwise redomicile into Illinois as an Illinois partnership.

(f) First Capital Holdings shall take such actions as are required to ensure that at Closing, the persons as set forth in Exhibit B will have, collectively, 90% of the vote of the First Capital Venture Co. shares, such percentage to include the shares it acquired from H & B Family Trust, such percentages to be calculated post-issuance.

(g) First Capital Holdings shall use its reasonable best efforts to ensure that the Company's transfer agent does not have any unpaid amounts due from the Company, that the Company is current it its filings with OTC Markets Group and that there are no outstanding liabilities except for those amounts due to Sign N Drive Auto Mall, Inc., the balances of which (along with any and all other liabilities, fixed or contingent) will remain with SND Auto Group Holdings, Inc. Further First Capital Holdings represents, warrants covenants and agrees that there will be no liabilities, fixed or contingent, on or after Closing.

(h) First Capital Holdings shall use its reasonable best efforts to prepare and complete the documents necessary to be filed with local, state and federal authorities to consummate the transactions contemplated hereby.

2. Pre-Closing Actions of First Capital Venture Co. Immediately upon execution of this Agreement and prior to the Closing Date as set forth herein, First Capital Venture Co. shall undertake the following actions:

(a) First Capital Venture Co. shall cause its Board of Directors to execute and deliver resolutions approving the Transactions set forth herein. First Capital Venture Co. shall cause its shareholders to execute and deliver resolutions approving the Transactions set forth herein.

(b) First Capital Venture Co. shall deliver to Securities Counselors, Inc. as Escrow (the "Escrow Agent") common shares which represent 100% of the equity of First Capital Venture Co., for delivery to First Capital Holdings at Closing (the "Escrowed First Capital Venture Co. Shares").

(c) First Capital Venture Co. shall cooperate with its reasonable best efforts to assist First Capital Holdings to prepare and complete the documents necessary to be filed with local, state and federal authorities to consummate the transactions contemplated hereby.

3. *Conditions to and occurrences at Closing*. The parties' obligation to close the proposed acquisition will be subject to specified conditions precedent including, but not limited to, the following:

(a) The representations and warranties of First Capital Venture Co. as set forth in Section 6 herein shall remain accurate as of the Closing Date and no material adverse change in the business of First Capital Venture Co. shall have occurred.

(b) The representations and warranties of First Capital Holdings as set forth in Section 7 herein shall remain accurate as of the Closing Date and no material adverse change in the business of First Capital Holdings shall have occurred.

(c) All the documents necessary to be filed with local, state and federal authorities, including without limitation the current reports due with OTC Markets Group.

(d) First Capital Holdings shall have provided the board and shareholder resolutions and any other approval required to complete the board election.

(e) First Capital Holdings shall retain its good standing as a publicly company quoted on the OTCBB under the current symbol "POTN", which the parties contemplate will change to a new symbol once regulatory approval is received.

4. *At and subsequent to the Closing.*

(a) At the Closing, Securities Counselors, Inc. shall release from escrow letters of resignation and the First Capital Holdings Board Resolutions to the Board of Directors, if and as directed by Kevin L. Hagen, Esquire.

(b) At the Closing, Securities Counselors, Inc. shall deliver the Escrowed First Capital Venture Co. Shares for delivery to Kevin L. Hagen, Esquire.

(c) At the Closing, the existing officers of First Capital Holdings shall resign and be replaced by those officers appointed by the new Board of Directors if and as directed by Kevin L. Hagen, Esquire.

(d) Immediately following the Closing, the combined entities will file the information required by OTC Markets Group for the transactions contemplated by this Agreement.

(e) Immediately following Closing and upon FINRA announcement of the Reorganization, name and symbol change as contemplated herein.

(f) At the Closing, the H & B Family Trust shall convey all of its shares in First Capital Venture Co., consisting of 49,673,890 shares of common stock to Kevin L. Hagen, for $5000. Following this transaction, H & B Family Trust shall have no shares in First Capital Venture Co. As a part of such conveyance, the H & B Family Trust shall deliver certificate(s) for all outstanding shares it holds, along with duly executed stock powers with medallion guarantees affixed thereto with instructions to deliver the same to Kevin L. Hagen.

(g) As soon as practicable but in any event, not later than three months following Closing, SND Holding Company, Inc., a Delaware corporation shall be spun-out to the shareholders of record of SND Auto Group, Inc., to the extent possible, as they were constituted immediately prior to the transactions described herein. Kevin L. Hagen and his transferees, if any, shall transfer one third of such shares received in the spin out transaction to H & B Family Trust and one third to Eli Taieb, and 1% to Securities Counselors, Inc., each such transfer for no additional consideration.

(h) This spin off shall be at the cost of First Capital Holdings. In facilitating the spinoff, SND Holding Company, Inc. shall file with the SEC, a Form S-1 or a Regulation A. Such Spinoff would take the form of a dividend paid to the existing shareholders of the Company, of 100% of the then number of outstanding shares in SND Holding Company, Inc. held by its parent company, First Capital Holdings. Both First Capital Holdings and SND Holding Company, Inc. will assist and fully cooperate in that process. Following the Spinoff, First Capital Holdings shall not have any liability as a result of the activities or operations of SND Holding Company, Inc. Also following any Spinoff, First Capital Holdings shall not retain any interest in SND Holding Company, Inc.

(i) As a subsidiary of the public entity, the predecessor issuer SND Auto Group Holdings shall have operational autonomy and total and unfettered check-book control over its operations, with Gary L. Blum or his designee(s) as members of the Board of Directors. Neither the Company nor its affiliates shall in any way interfere with the operation of, directorship of or the officership of Gary L. Blum in SND Auto Group Holdings; provided however that SND Auto Group Holdings shall be responsible for the timely transmission to the Company of financial statements necessary to comply with SEC requirements and OTCMarkets requirements.

(j) At or soon after Closing, the Company shall form a subsidiary, with the name of "Diamond CBD, Inc." which will hold the assets in the business operations currently, meaning pre-closing, comprising that of First Capital Venture Co. such assets and business operations shall be reflected in Exhibit C hereto.

(k) At or prior to Closing, SND Auto Group Inc. shall provide notice and authorization to SND's transfer agent, Jersey Stock Transfer, to allow Kevin L. Hagen authority to issue and cancel shares and otherwise receive information regarding SND and its successor First Capital Venture Holdings Co. as well as its new officers and Directors.

(l) At or prior to Closing, SND Auto Group Inc. shall provide all necessary log in credentials, passwords etc. for the Company on OTC Markets.

(m) Following Closing, SND shall provide copies of all accounting records and corporate books and minutes for SND in order to allow the company's successor issuer, to continue its reporting with OTC Markets and to complete a PCAOB financial audit for the previous three years.

(n) In addition to the cash component of legal fees to be paid to Securities Counselors, Inc. (SCI), one half of 1% (.5%) of the outstanding shares of First Capital Venture Holdings Co. shall be issued to SCI.

5. *Timing of Closing*. The Closing shall occur on January 30, 2017, at 4:00 o'clock p.m. CST, regardless of the Escrow Agent being in receipt of the items described above, whereby the records of the parties shall reflect this Closing and the respective equity ownership as provided for herein.

6. *Representations of First Capital Venture Co.* Except as set forth in the First Capital Venture Co. Financial Statements delivered as set forth in Section 2(c) above, First Capital Venture Co. represents and warrants as follows:

(a) *Ownership of Shares*. As of the Closing Date, First Capital Holdings will become the record and beneficial owner of the Escrowed First Capital Venture Co. Shares. The Escrowed First Capital Venture Co. Shares will be free from claims, liens or other encumbrances, except as provided under applicable federal and state securities laws. The Escrowed First Capital Venture Co. Shares shall reflect 100% of the ownership equity of First Capital Venture Co.

(b) *Fully paid and Nonassessable*. The Escrowed First Capital Venture Co. Shares constitute duly and validly issued ownership interests of First Capital Venture Co., and are fully paid and nonassessable, and First Capital Venture Co. further represents that it has the power and the authority to execute this Agreement and to perform the obligations contemplated hereby;

(c) *Organization of First Capital Venture Co.; Authorization*. First Capital Venture Co. is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action and this Agreement constitutes a valid and binding obligation of First Capital Venture Co., enforceable against it in accordance with its terms.

(d) *Capitalization*. All of the issued and outstanding shares of First Capital Venture Co. are validly issued, fully paid and non-assessable.

(e) *No Conflict as to First Capital Venture Co.* Neither the execution and delivery of this Agreement nor the consummation of the exchange of the Escrowed First Capital Venture Co. Shares will (a) violate any provision of its Articles of Incorporation or Bylaws (or other governing

instrument) of First Capital Venture Co. or (b) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any Encumbrance upon any property or assets of First Capital Venture Co. under, any material agreement or commitment to which First Capital Venture Co. is a party or by which its property or assets is bound, or to which any of the property or assets of First Capital Venture Co. is subject, or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to First Capital Venture Co. except, in the case of violations, conflicts, defaults, terminations, accelerations or encumbrances described in clause (b) of this Section for such matters which are not likely to have a material adverse effect on the business or financial condition of First Capital Venture Co.

(f) *Consents and Approvals of Governmental Authorities.* No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required to be made or obtained by First Capital Venture Co. in connection with the execution, delivery and performance of this Agreement by First Capital Venture Co. or the consummation of the sale of the Escrowed First Capital Venture Co. Shares.

(g) *Other Consents.* No consent of any Person is required to be obtained by First Capital Venture Co. for the execution, delivery and performance of this Agreement or the consummation of the sale of the Escrowed First Capital Venture Co. Shares, including, but not limited to, consents from parties to leases or other agreements or commitments.

(h) *Litigation.* There is no action, suit, inquiry, proceeding or investigation by or before any Court or Governmental body pending or threatened in writing against or involving First Capital Venture Co. which is likely to have a material adverse effect on the business or financial condition of First Capital Venture Co. as a whole, or which questions or challenges the validity of this Agreement. First Capital Venture Co. is not subject to any judgment, order or decree that is likely to have a material adverse effect on the business or financial condition of First Capital Venture Co. as a whole.

(i) *Absence of Certain Changes.* First Capital Venture Co. has not:

1. suffered the damage or destruction of any of its properties or assets (whether or not covered by insurance) which is materially adverse to the business or financial condition, or made any disposition of any of its material properties or assets other than in the ordinary course of business;

2. made any change or amendment in its Articles of Incorporation or Bylaws, or other governing instruments;

3. organized any new Subsidiary or acquired any Equity Securities of any Person or any equity or ownership interest in any business;

4. borrowed any funds or incurred, or assumed or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability with respect to any such indebtedness for borrowed money;

5. paid, discharged or satisfied any material claim, liability or obligation (absolute, accrued, contingent or otherwise), other than the purchase of all intellectual property, trademarks, trade dress, trade secrets, goodwill, etc. for the developed, and other than in the ordinary course of business;

6. prepaid any material obligation having a maturity of more than 90 days from the date such obligation was issued or incurred;

7. cancelled any material debts or waived any material claims or rights, except in the ordinary course of business;

8. disposed of or permitted to lapse any rights to the use of any material patent or registered trademark or copyright or other intellectual property owned or used by it;

9. sold, transferred or otherwise disposed of any material assets, including without limitation technology and intangible assets;

10. granted any general increase in the compensation of officers or employees (including any such increase pursuant to any employee benefit plan);

(j) *Compliance with Law*. The operations of First Capital Venture Co. have been conducted in accordance with all applicable laws and regulations of all Governmental Bodies having jurisdiction over them, except for violations thereof which are not likely to have a material adverse effect on the business or financial condition of First Capital Venture Co. as a whole. First Capital Venture Co. has not received any notification of any asserted present or past failure by it to comply with any such applicable laws or regulations. First Capital Venture Co. has all material licenses, permits, orders or approvals from the Governmental Bodies required for the conduct of its business, and is not in material violation of any such licenses, permits, orders and approvals. All such licenses, permits, orders and approvals are in full force and effect, and no suspension or cancellation of any thereof has been threatened.

(k) *Title to Properties*. First Capital Venture Co. owns all the material properties and assets that it purports to own (real, personal and mixed, tangible and intangible), including, without limitation, all the material properties and assets reflected in the First Capital Venture Co. Financial Statements. All properties and assets, including without limitation technology and intangible assets, are free and clear of all material encumbrances and are not, in the case of real property, subject to any material rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever except, with respect to all such properties and assets, (a) mortgages or security interests shown on the First Capital Venture Co. Financial Statements as securing specified liabilities or obligations, with respect to which no default (or event which, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of such financial

statements (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event which, with notice or lapse of time or both, would constitute a default) exists, (c) as to real property, (i) imperfections of title, if any, none of which materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of First Capital Venture Co. as a whole and (ii) zoning laws that do not impair the present or anticipated use of the property subject thereto, and (d) liens for current taxes not yet due. The properties and assets of First Capital Venture Co. include all rights, properties and other assets necessary to permit First Capital Venture Co. to conduct business in all material respects in the same manner as it is conducted on the date of this Agreement.

7. *Representations of First Capital Holdings;* The representations and warranties of First Capital Holdings also includes its predecessor SND Auto Group, Inc. where the context allows and as such, references to First Capital Holdings include references to SND, except where to do so would either conflict with the representation being made or otherwise be contrary to the representation. Thus, for example, a representation that there is no Litigation would apply to both SND and its successor First Capital Holdings, but a representation regarding good standing would only apply to First Capital because of the Reorganization. First Capital Holdings, for its respective rights and interests represents and warrants as follows:

(a) *Organization; Authorization.* First Capital Holdings is a corporation duly organized, validly existing and in good standing under the laws of Delaware with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of First Capital Holdings and this Agreement constitutes a valid and binding obligation; enforceable against in accordance with its terms. First Capital Holdings, with the DGCL 251(g) Reorganization, will have two subsidiaries – under the names of SND Holding Company, Inc. (upon completion of the transactions contemplated under this agreement First Capital Venture Co. will be the second subsidiary prior to the spin-out of SND Holding Company, Inc. However, as the last step of the reorganization, it will change its name to "First Capital Venture Co."

(b) *Capitalization.* The authorized capital stock of First Capital Holdings consists of 500,000,000 shares of common stock, par value $0.00001 per share, and 20,000,000 shares of preferred stock, authorized. As of the date of this Agreement, First Capital Holdings has approximately 145,912,685 common shares issued and outstanding. Twenty Million (20,000,000) shares of Preferred Stock our authorized with the designations to be clarified and modified, including, as of closing: "Series A Preferred Stock," "Series C Preferred Stock," and "Series D Preferred Stock," with no "Series B Preferred Stock" authorized. The authorized preferred stock includes 1,000,000 shares designated as "Series A Preferred Stock," $0.00001 par value, of which none are issued and outstanding; 3,000,000 shares designated as "Series C Preferred Stock," $0.00001 par value, of which none are issued and outstanding; 2,000,000 shares designated as "Series D Preferred Stock," $0.00001 par value, of which less than one share (0.46) is issued and outstanding; 7,000,000 shares designated as "Series E Preferred Stock," $0.00001 par value, of which none are issued and outstanding. There are no other options, warrants or other rights outstanding for the issuance of any First Capital Holdings (or SND) common or preferred stock except as set forth herein. The designations shall be clarified prior to Closing. As of the Closing

Date, First Capital Holdings shall have no more than 145,912,685 shares of common stock outstanding (not including the First Capital Holdings Escrowed Shares). No shares have otherwise been registered under state or federal securities laws. As of the Closing Date, all of the issued and outstanding shares of common stock and preferred stock of First Capital Holdings are validly issued, fully paid and non-assessable. There are no other options or other agreements on the part of First Capital Holdings obligating First Capital Holdings to issue any additional shares of common or preferred stock or any of its securities of any kind, except for such shares or securities called for in this Agreement and as set forth in Exhibit A hereto. The Common Stock of First Capital Holdings is presently quoted on the over-the-counter bulletin board under the symbol "POTN". First Capital Holdings is current in all of its required filings with the US Securities and Exchange Commission. Upon consummation of this Agreement, including the Reorganization, First Capital Holdings is not a "shell" corporation as defined by Rule 405 promulgated by the US Securities and Exchange Commission.

(c) *No Conflict as to First Capital Holdings and Subsidiaries.* Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will (a) violate any provision of the certificate of incorporation or organizational documents of First Capital Holdings or any of its Subsidiaries or (b) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any Encumbrance upon any property or assets of any of First Capital Holdings or any of its Subsidiaries under, any material agreement or commitment to which First Capital Holdings or any Subsidiaries is a party or by which any of their respective properties or assets are bound, or to which any of the property or assets of First Capital Holdings or any Subsidiaries are subject, or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to First Capital Holdings or any Subsidiaries except, in the case of violations, conflicts, defaults, terminations, accelerations or Encumbrances described in clause (b) of this Section for such matters which are not likely to have a material adverse effect on the business or financial condition of First Capital Holdings and its subsidiaries, taken as a whole.

(d) *Consents and Approvals of Governmental Authorities.* Except with respect to the notification of FINRA and the filing with the State of Delaware, to complete the corporate actions, including the name change, symbol change and Reorganization, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required to be made or obtained by First Capital Holdings in connection with the execution, delivery and performance of this Agreement by First Capital Holdings or the consummation of the transactions contemplated herein.

(e) *Other Consents.* No consent of any Person is required to be obtained by First Capital Holdings to the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated herein, including, but not limited to, consents from parties to leases or other agreements or commitments, except for any consent which the failure to obtain would not be likely to have a material adverse effect on the business and financial condition of First Capital Holdings.

(f) *Litigation.* Except as set forth in Exhibit A hereto, there is no action, suit, inquiry, proceeding or investigation by or before any court or Governmental Body pending or threatened in writing against or involving First Capital Holdings or any of its Subsidiaries which is likely to have a material adverse effect on the business or financial condition of First Capital Holdings and any of its Subsidiaries, taken as whole, or which would require a payment by First Capital Holdings or its subsidiaries in excess of $100 in the aggregate or which questions or challenges the validity of this Agreement. Neither First Capital Holdings nor any or its Subsidiaries is subject to any judgment, order or decree that is likely to have a material adverse effect on the business or financial condition of First Capital Holdings or any of its Subsidiaries, taken as a whole, or which would require a payment by First Capital Holdings or its Subsidiaries in excess of $100 in the aggregate.

(g) *Absence of Certain Changes.* Neither First Capital Holdings nor any of its Subsidiaries has:

1. suffered the damage or destruction of any of its properties or assets (whether or not covered by insurance) which is materially adverse to the business or financial condition of First Capital Holdings and its Subsidiaries, taken as a whole, or made any disposition of any of its material properties or assets other than in the ordinary course of business;

2. made any change or amendment in its certificate of incorporation or Bylaws, or other governing instruments (except for the change of domicile from Wyoming to Delaware and the simultaneous DGCL 251(g) Reorganization, referred to in this Agreement);

3. paid, discharged or satisfied any material claim, liability or obligation (absolute, accrued, contingent or otherwise), other than in the ordinary course of business and in connection with this Agreement as specifically set forth herein;

4. prepaid any material obligation having a maturity of more than 90 days from the date such obligation was issued or incurred;

5. cancelled any material debts or waived any material claims or rights, except in the ordinary course of business and in connection with this Agreement as specifically set forth herein;

6. disposed of or permitted to lapse any rights to the use of any material patent or registered trademark or copyright or other intellectual property owned or used by it;

7. granted any general increase in the compensation of officers or employees (including any such increase pursuant to any employee benefit plan);

8. purchased or entered into any contract or commitment to purchase any material quantity of raw materials or supplies, or sold or entered into any contract or commitment to sell any material quantity of property or assets, except (i) normal contracts

or commitments for the purchase of, and normal purchases of, raw materials or supplies, made in the ordinary course business, (ii) normal contracts or commitments for the sale of, and normal sales of, inventory in the ordinary course of business, and (iii) other contracts, commitments, purchases or sales in the ordinary course of business;

9. written off or been required to write off any notes or accounts receivable in an aggregate amount in excess of $2,000;

10. written down or been required to write down any inventory in an aggregate amount in excess of $2,000;

11. entered into any collective bargaining or union contract or agreement; or

12. other than the ordinary course of business, incurred any liability required by generally accepted accounting principles to be reflected on a balance sheet and material to the business or financial condition of First Capital Holdings and its subsidiaries taken as a whole, except for the obligation to issue the shares of common stock and Preferred Stock as set forth herein.

(h) *Compliance with Law*. The operations of First Capital Holdings and its Subsidiaries have been conducted in accordance with all applicable laws and regulations of all Governmental Bodies having jurisdiction over them, except for violations thereof which are not likely to have a material adverse effect on the business or financial condition of First Capital Holdings and its Subsidiaries, taken as a whole, or which would not require a payment by First Capital Holdings or its Subsidiaries in excess of $500 in the aggregate, or which have been cured. Neither First Capital Holdings nor any of its Subsidiaries has received any notification of any asserted present or past failure by it to comply with any such applicable laws or regulations. First Capital Holdings and its Subsidiaries have all material licenses, permits, orders or approvals from the Governmental Bodies required for the conduct of their businesses, and are not in material violation of any such licenses, permits, orders and approvals. All such licenses, permits, orders and approvals are in full force and effect, and no suspension or cancellation of any thereof has been threatened.

8. *Notices*. Any notice which any of the parties hereto may desire to serve upon any of the other parties hereto shall be in writing and shall be conclusively deemed to have been received by the party at its address, if mailed, postage prepaid, United States mail, registered, return receipt requested, to the following addresses:

If to First Capital Venture Co.:

Kevin L. Hagen, Esq.
465 Alexandra Circle
Weston, FL 33326
hagenlawyers@gmail.com

With a copy to:

Securities Counselors, Inc.
1333 Spracewood
Deerfield, IL 60015
Attn: Randall Goulding, Esq.
Telephone: (847) 948-5431
Facsimile: (484) 450-5130
randy@securitiescounselors.net

If to First Capital Holdings:

SND Auto Group Inc.
care of: Law Offices of Gary L. Blum
3278 Wilshire Boulevard, Suite 603
Los Angeles, California 90010
Phone: 213.381.7450

With a copy to:

c/o Securities Counselors, Inc.
1333 Spracewood
Deerfield, IL 60015
Attn: Randall Goulding, Esq.
Telephone: (847) 948-5431
Facsimile: (484) 450-5130
randy@securitiescounselors.net

if to Eli Taieb:

3531 Griffin Road
Fort Lauderdale, FL 33312
411investors@gmail.com

if to Sign N Drive Auto Mall, Inc.: Charles Vaccaro
18911 Collins Ave
Suite 1603
Sunny Isles Beach, FL 33160 charlesvac@gmail.com

if to Kevin L. Hagen, Esq.:

465 Alexandra Circle
Weston, FL 33326
hagenlawyers@gmail.com

if to H & B Family Trust: Josephine Vaccaro, Trustee
102 Edwards St., Apt 2c
Roslyn, NY 11577

11. *Successors*. This Agreement shall be binding upon and inure to the benefit of the heirs, personal representatives and successors and assigns of the parties.

12. *Choice of Law*. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, and the parties submit to the exclusive jurisdiction of the courts of Broward County, Florida in respect of all disputes arising hereunder.

13. *Counterparts*. This Agreement may be signed in one or more counterparts, all of which taken together shall constitute an entire agreement.

14. *Confidential Information*. Each of First Capital Venture Co. and First Capital Holdings hereby acknowledges and agrees that all information disclosed to each other whether written or oral, relating to the other's business activities, its customer names, addresses, all operating plans, information relating to its existing services, new or envisioned products or services and the development thereof, scientific, engineering, or technical information relating to the others business, marketing or product promotional material, including brochures, product literature, plan sheets, and any and all reports generated to customers, with regard to customers, unpublished list of names, and all information relating to order processing, pricing, cost and quotations, and any and all information relating to relationships with customers, is considered confidential information, and is proprietary to, and is considered the invaluable trade secret of such party (collectively "Confidential Information"). Any disclosure of any Confidential Information by any party hereto, its employees, or representatives shall cause immediate, substantial, and irreparable harm and loss to the other. Each party understands that the other desires to keep such Confidential Information in the strictest confidence, and that such party's agreement to do so is a continuing condition of the receipt and possession of Confidential Information, and a material provision of this agreement, and a condition that shall survive the termination of this Agreement. Consequently, each party shall use Confidential Information for the sole purpose of performing its obligations as provided herein.

15. *Entire Agreement*. This Agreement sets forth the entire agreement and understanding of the Parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any Party hereto which is not embodied in this Agreement or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not so set forth.

16. *Costs and Expenses*. Except as otherwise specifically set forth herein, each party will bear its own attorneys, brokers, investment bankers, agents, and finders employed by, such party. The parties will indemnify each other against any claims, costs, losses, expenses or liabilities arising from any claim for commissions, finder's fees or other compensation in connection with the transactions contemplated herein which may be asserted by any person based on any agreement or arrangement for payment by the other party.

17. *Attorney's Fees.* Should any action be commenced between the parties to this Agreement concerning the matters set forth in this Agreement or the right and duties of either in relation thereto, the prevailing party in such Action shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its Attorney's Fees and Costs.

18. *Finders.* First Capital Venture Co. and First Capital Holdings represents and warrants that there are no finders or other parties which have represented First Capital Venture Co. or First Capital Holdings in connection with this transaction which have not received appropriate compensation.

[remainder of page left intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Sign N Drive Auto Mall, Inc.:

By: [signature] 1/30/17
President and Chief Executive Officer
CHARLES VACCARO

H & B Family Trust

By: [signature] 1/30/2017
Josephine Vaccaro, Trustee

First Capital Venture Holdings Co., as the successor issuer to SND Auto Group Inc., a Delaware corporation

By: [signature]
President and Chief Executive Officer

SND Auto Group, Inc., a Delaware corporation, formerly a Wyoming Corporation

By: [signature]
President and Chief Executive Officer

SND Holding Company, Inc., a Delaware corporation

By: [signature]
President and Chief Executive Officer

First Capital Venture Co., a Florida corporation

By: [signature]
Kevin L. Hagen, Esquire

Individual Parties:

Eli Taieb:

____

Kevin L. Hagen, Esquire:

____

EXHIBIT B

Exhibit B Name of shareholder	Percentage Of the 90%	Actual Percentage
Kevin Hagen 465 Alexandra Circle Weston, FL 3326 hagenlawyers@gmail.com	31.50%	28.35%
Hadassah Israel 6937 Bay Drive Miami Beach, FL 33141 No email	9.50%	8.55%
Yehezkel Ezra Sharbani 5040 Sheridan Street, Hollywood, Florida 33021 zakucho@aol.com	9%	8.10%
Elinor Taieb 215 SE 8th ave apt 1230 Fort Lauderdale fl 33301 elinortaieb@gmail.com	22%	19.80%
Doris Carrero 17201 Collins Ave Sunny Isles Beach FL 33160 Doris@distributionwholesale.com	9.50%	8.55%
Zipora Urieli 9.50% 10221 Blue Palm Street Plantation FL 33324 Zipora@distributionwholesale.com	9.50%	8.55%
Carlos Navas 3713 Northwest 107th Way Sunrise, FL 33351 Carlos@distributionwholesale.com	9%	8.10%
Please update instead of 90% only Kevin Hagen	100.00%	90.00%

Exhibit C

(pre-closing assets and liabilities of First Capital Venture Co., to become the assets of the subsidiary (Diamond CBD, Inc.) of the Company)

Federal trademark registration for Diamond CBD
Inventory
Office Furniture and equipment
Bank Account
Customer Accounts and Lists
Prepaid trade shows